Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated August 12, 2011

2.500% Notes due 2016

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:

2.500% Notes due May 16, 2016 (the “Notes”)

The Notes constitute a further issuance of, and will be consolidated and form a single series with, the $650,000,000 aggregate principal amount of 2.500% Notes due 2016 issued by the Company on May 16, 2011.

Aggregate Principal Amount:	$600,000,000

Maturity Date:	May 16, 2016

Coupon:	2.500%

Interest Payment Dates:	Semi-annually on each May 16 and November 16, commencing November 16, 2011

Price to Public:	102.699% of principal amount, plus accrued interest from May 16, 2011 until the date of issuance of the notes offered hereby.

Underwriting Discount:	0.250%

Net Proceeds:	$618,527,333.33 (before expenses, includes accrued interest)

Benchmark Treasury:	1.500% due 7/31/2016

Benchmark Treasury Price / Yield:	$102.20 3/4 / 0.952%

Spread to Benchmark Treasury:	95 basis points

Yield:	1.902%

Settlement Date (T+4):	August 18, 2011

CUSIP/ISIN:	718172 AJ8 / US718172AJ81

Listing:	Application will be made to list the additional Notes on the New York Stock Exchange

Joint Book-Running Managers:	Deutsche Bank Securities Inc. SG Americas Securities, LLC
Allocations:

Deutsche Bank Securities Inc. SG Americas Securities, LLC	$300,000,000 $300,000,000

Total	$600,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or SG Americas Securities, LLC at 1-855-881-2108.